Free Writing Prospectus Filed Pursuant to Rule 433

Registration Statement No. 333-207036

January 3, 2017

FedEx Corporation

Final Term Sheet

$450,000,000 3.300% Notes due 2027

$750,000,000 4.400% Notes due 2047

The information in this final term sheet relates to FedEx Corporation’s offering of notes in the series listed above and should be read together with the preliminary prospectus supplement dated January 3, 2017 relating to such offering (the “Preliminary Prospectus Supplement”) and the base prospectus dated September 18, 2015 (the “Base Prospectus”), including the documents incorporated by reference therein, each filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, Registration Statement No. 333-207036.

3.300% Notes due 2027

Issuer:	FedEx Corporation

Guarantors:	Federal Express Corporation
FedEx Ground Package System, Inc.
FedEx Freight Corporation
FedEx Freight, Inc.
FedEx Corporate Services, Inc.
FedEx Office and Print Services, Inc.
Federal Express Europe, Inc.
Federal Express Holdings S.A.
Federal Express International, Inc.

Title of Securities:	$450,000,000 3.300% Notes due 2027

Principal Amount:	$450,000,000

Expected Ratings (Moody’s / S&P)*:	Baa2 / BBB

Trade Date:	January 3, 2017

Settlement Date (T+3):	January 6, 2017

Maturity Date:	March 15, 2027

Interest Payment Dates:	Semi-annually on each March 15 and September 15, commencing September 15, 2017

Optional Redemption Provisions:

Make-whole Call:	Prior to December 15, 2026, make-whole call at T+15 basis points

Par Call:	On or after December 15, 2026

Benchmark Treasury:	UST 2.00% due November 15, 2026

Benchmark Treasury Price / Yield:	96-03+ / 2.446%

Spread to Benchmark Treasury:	+90 basis points

Reoffer Yield:	3.346%

Coupon:	3.300% per annum

Price to Public:	99.598% of Principal Amount

CUSIP / ISIN:	31428X BM7 / US31428XBM74

Joint Book-Running Managers:	Wells Fargo Securities, LLC
Regions Securities LLC
Scotia Capital (USA) Inc.
SunTrust Robinson Humphrey, Inc.

Co-Managers:	BNP Paribas Securities Corp.
Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
Goldman, Sachs & Co.
HSBC Securities (USA) Inc.
ING Financial Markets LLC
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Mizuho Securities USA Inc.
Morgan Stanley & Co. LLC
Drexel Hamilton, LLC
Lebenthal & Co., LLC

4.400% Notes due 2047

Issuer:	FedEx Corporation

Guarantors:	Federal Express Corporation
FedEx Ground Package System, Inc.
FedEx Freight Corporation
FedEx Freight, Inc.
FedEx Corporate Services, Inc.
FedEx Office and Print Services, Inc.
Federal Express Europe, Inc.
Federal Express Holdings S.A.
Federal Express International, Inc.

Title of Securities:	$750,000,000 4.400% Notes due 2047

Principal Amount:	$750,000,000

Expected Ratings (Moody’s / S&P)*:	Baa2 / BBB

Trade Date:	January 3, 2017

Settlement Date (T+3):	January 6, 2017

Maturity Date:	January 15, 2047

Interest Payment Dates:	Semi-annually on each January 15 and July 15, commencing July 15, 2017

Optional Redemption Provisions:

Make-whole Call:	Prior to July 15, 2046, make-whole call at T+25 basis points

Par Call:	On or after July 15, 2046

Benchmark Treasury:	UST 2.250% due August 15, 2046

Benchmark Treasury Price / Yield:	84-07+ / 3.064%

Spread to Benchmark Treasury:	+140 basis points

Reoffer Yield:	4.464%

Coupon:	4.400% per annum

Price to Public:	98.946% of Principal Amount

CUSIP / ISIN:	31428X BN5 / US31428XBN57

Joint Book-Running Managers:	Wells Fargo Securities, LLC
Regions Securities LLC
Scotia Capital (USA) Inc.
SunTrust Robinson Humphrey, Inc.

Co-Managers:	BNP Paribas Securities Corp.
Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
Goldman, Sachs & Co.
HSBC Securities (USA) Inc.
ING Financial Markets LLC
J.P. Morgan Securities LLC

Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Mizuho Securities USA Inc.
Morgan Stanley & Co. LLC
Drexel Hamilton, LLC
Lebenthal & Co., LLC

*  Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

This final term sheet supplements, and should be read in conjunction with, FedEx Corporation’s Preliminary Prospectus Supplement dated January 3, 2017 and accompanying Base Prospectus dated September 18, 2015 and the documents incorporated by reference therein.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting (i) Wells Fargo Securities, LLC toll-free at 1-800-645-3751, (ii) Regions Securities LLC at 1-404-279-7400, (iii) Scotia Capital (USA) Inc. toll-free at 1-800-372-3930 or (iv) SunTrust Robinson Humphrey, Inc. toll-free at 1-800-685-4786.

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